                           CONVERTIBLE NOTE AGREEMENT

                         DATED AS OF DECEMBER 17, 1996

                                     AMONG

                          ABS COMMUNICATIONS, L.L.C.,
                                  AS BORROWER,

                                      AND

                            SFX BROADCASTING, INC.,
                                   AS LENDER

                               TABLE OF CONTENTS


                                                              Page

SECTION 1.                 DEFINITIONS ......................  1

         1.1      Certain Defined Terms......................  1
         1.2      Accounting Terms: Utilization of GAAP
                  for Purposes of Calculations Under
                  Agreement.................................. 19

SECTION 2.                 THE LOAN ......................... 20

         2.1      Note; Procedure for Borrowings;
                  Prepayment................................. 20
         2.2      Interest................................... 21
         2.3      Payments of Principal and Interest......... 21
         2.4      Use of Proceeds............................ 21
         2.5      Taxes...................................... 22

SECTION 3.                 CONDITIONS TO THE LOANS........... 23

         3.1      Conditions to Initial Loan................. 23
         3.2      Conditions to Each Other Loan.............. 25

SECTION 4.                 BORROWER'S REPRESENTATIONS AND
                           WARRANTIES........................ 26

         4.1      Existence; Compliance with Law............. 26
         4.2      Executive Offices; Collateral Locations;
                  Corporate or Other Names................... 26
         4.3      Power; Authorization; Enforceable
                  Obligations................................ 26
         4.4      Financial Statements and Projections....... 27
         4.5      Conduct of Business; Material Contracts.... 27
         4.6      Subsidiaries............................... 28
         4.7      FCC and Station Matters.................... 28
         4.8      Real Property.............................. 29
         4.9      Personal Property Liens.................... 29
         4.10     No Material Adverse Change: No
                  Restricted Payments........................ 29
         4.11     Title to Properties:  Liens................ 29
         4.12     Litigation................................. 29
         4.13     Payment of Taxes........................... 30
         4.14     Restrictions; No Default................... 30
         4.15     Governmental Regulation.................... 30
         4.16     Securities Activities...................... 31
                                                             age

         4.17     Employee Benefit Plans..................... 31
         4.18     Environmental Matters...................... 31
         4.19     Ventures and Outstanding Stock............. 31
         4.20     Labor Matters.............................. 32
         4.21     Insurance.................................. 32
         4.22     Disclosure................................. 32

SECTION 5.                 BORROWER'S AFFIRMATIVE COVENANTS.. 33

         5.1      Financial Statements and Other Reports..... 33
         5.2      Corporate Existence; Compliance with Laws.. 34
         5.3      Payment of Taxes and Claims................ 34
         5.4      Maintenance of Properties; Insurance....... 35
         5.5      Tax Treatment.............................. 35
         5.6      Books and Records.......................... 35
         5.7      Litigation................................. 35
         5.8      Environmental Laws......................... 36
         5.9      Indemnity.................................. 36
         5.10     Access..................................... 37
         5.11     FCC Conversion Consent Filing.............. 37

SECTION 6.                 BORROWER'S NEGATIVE COVENANTS..... 38

         6.1      Indebtedness............................... 38
         6.2      Liens...................................... 38
         6.3      Investments; Joint Ventures................ 39
         6.4      Contingent Obligations..................... 39
         6.5      Restricted Payments........................ 39
         6.6      Restriction on Fundamental Changes:
                  Asset Sales and Acquisitions............... 39
         6.7      Restriction on Leases...................... 40
         6.8      Transactions with Affiliates............... 40
         6.9      Conduct of Business........................ 40
         6.10     Amendments or Waivers of Related
                  Documents.................................. 40
         6.11     ERISA...................................... 41
         6.12     Hazardous Materials........................ 41
         6.13     Sale-Leasebacks............................ 41
         6.14     Fiscal Year................................ 41

SECTION 7.                 EVENTS OF DEFAULT................. 42

         7.1      Events of Default.......................... 42
         7.2      Remedies................................... 43

                                                             Page

SECTION 8.                 CONVERSION OF NOTE................ 44

         8.1      Conversion................................. 44
         8.2      Conversion Date Procedures................. 45
         8.3      Taxes on Conversion........................ 45
         8.4      Termination of Loan Documents.............. 45
         8.5      Termination of Conversion Right............ 45

SECTION 9.                 MISCELLANEOUS..................... 45

         9.1      Expenses................................... 46
         9.2      Amendments and Waivers..................... 46
         9.3      Independence of Covenants.................. 46
         9.4      Notices.................................... 46
         9.5      Survival of Representations, Warranties
                  and Agreements............................. 47
         9.6      Failure or Indulgence Not Waiver;
                  Remedies Cumulative........................ 47
         9.7      Marshalling; Payments Set Aside............ 47
         9.8      Severability............................... 48
         9.9      Headings................................... 48
         9.10     Applicable Law............................. 48
         9.11     Successors and Assigns..................... 48
         9.12     Consent to Jurisdiction and Service of
                   Process .................................. 48
         9.13     Waiver of Jury Trial....................... 49
         9.14     Counterparts; Effectiveness................ 49

Schedules

Schedule 1        -     Benchmark Acquisition Documents
Schedule 2        -     Rich Acquisition Documents
Schedule 4.2      -     Collateral Locations
Schedule 4.4      -     Financial Statements
Schedule 4.5      -     Material Contracts
Schedule 4.7(a)   -     Radio Broadcast Stations
Schedule 4.7(b)   -     LMAs
Schedule 4.8      -     Real Property
Schedule 4.9      -     UCC-1 Filing Jurisdictions
Schedule 4.10     -     Restricted Payments
Schedule 4.12     -     Litigation
Schedule 4.18     -     Environmental Matters
Schedule 4.19     -     Options, Warrants; Members
Schedule 4.20     -     Labor Matters
Schedule 4.21     -     Insurance
Schedule 6.1      -     Existing Indebtedness
Schedule 6.2      -     Existing Liens
Schedule 6.4      -     Existing Contingent Obligations
Schedule 6.8      -     Leases


Exhibits

Exhibit A         -     Form of Compliance Certificate
Exhibit B         -     Form of Convertible Note
EXHIBIT C         -     Form of Notice of Borrowing
Exhibit D         -     Form of Security Agreement
Exhibit E         -     Form of Loan Certificate
Exhibit F         -     Form of Amended and Restated Operating
                        Agreement
EXHIBIT G         -     Form of Collateral Assignment of Contracts

                           CONVERTIBLE NOTE AGREEMENT


              THIS CONVERTIBLE NOTE AGREEMENT is dated as of December 17, 1996 and entered into by and among ABS COMMUNICATIONS, L.L.C., a Virginia limited liability company ("BORROWER") and SFX BROADCASTING, INC., a Delaware corporation, as Lender ("LENDER").

                                R E C I T A L S

              WHEREAS, Borrower has contractually agreed to acquire from Benchmark radio stations WLEE(FM) and WBZU(FM) licensed to Williamsburg, Virginia and Richmond, Virginia, respectively (collectively, the "BENCHMARK STATIONS");

              WHEREAS, Borrower desires to obtain loans from Lender under this Agreement in order to (i) pay off and terminate the Signet Loan Agreement, (ii) finance the working capital needs of Borrower to perform under the Benchmark TBA, (iii) finance the acquisition of the Benchmark Stations, (iv) finance the working capital needs of Borrower to operate the Benchmark Stations after the Benchmark Acquisition, and (v) to finance the working capital needs of Borrower under the Rich LMA, if applicable;

              WHEREAS, Borrower desires to secure its Obligations by granting to Lender, to the extent permitted by law, first priority security interests (subject to Permitted Liens) in all of its assets, other than the Excluded Assets, pursuant to the Security Agreement and the other Security Documents;

              NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower and Lender agree as follows:


                                   SECTION 1.
                                  DEFINITIONS

1.1 CERTAIN DEFINED TERMS. The following terms used in this Agreement shall have the following meanings:

              "ABS" means ABS Communications Incorporated, a Virginia corporation.

              "ACCELERATION EVENT" has the meaning set forth in
Section 2.2 hereof.

              "ACQUISITION" means the Benchmark Acquisition and the Rich Acquisition.

              "ACQUISITION DOCUMENTS" means collectively, the
Benchmark Acquisition Documents and the Rich Acquisition
Documents.

              "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

              "AGREEMENT" means this Convertible Note Agreement, including all exhibits and schedules hereto, as the same may be amended, restated or otherwise modified from time to time.

              "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

              "BENCHMARK" means, collectively, Benchmark Radio
Acquisition Fund III Limited Partnership, WVGO License
Limited Partnership, and WDCK License Limited Partnership, each a Maryland limited partnership.

              "BENCHMARK ACQUISITION" means the acquisition by Borrower of the Benchmark Stations pursuant to the Benchmark Acquisition Documents and upon terms and conditions set forth therein.

              "BENCHMARK ACQUISITION DOCUMENTS" means all of the purchase agreements and related documents pursuant to which the Benchmark Acquisition is implemented or evidenced as more particularly described on Schedule 1 annexed hereto.

              "BENCHMARK ACQUISITION FCC CONSENT" means the initial written action or actions by the FCC approving the assignment of the FCC Licenses for each Benchmark Station to be acquired as part of the Benchmark Acquisition to Borrower in the manner contemplated by the Benchmark Acquisition Documents, in form and substance satisfactory to Lender.

              "BENCHMARK LOAN" means a Loan in the amount of $14,500,000 made by Lender to Borrower under this Agreement in order to consummate the Benchmark Acquisition.

              "BENCHMARK STATIONS" has the meaning set forth in the recitals to this Agreement.

              "BENCHMARK TBA" means that certain Time Brokerage Agreement, dated May 31, 1996 between Benchmark and Buyer, as assigned by Buyer to Borrower pursuant to that certain Assignment and Assumption Agreement, dated as of June 1, 1996 by and between Buyer and Borrower.

              "BENCHMARK TRANSACTIONS" means all of the transactions contemplated by the Benchmark Acquisition Documents.

              "BORROWER" has the meaning assigned to that term in the introduction to this Agreement.

              "BROWN" means Kenneth A. Brown, an individual resident of the Commonwealth of Virginia.

              "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

              "BUYER" means ABS Communications Incorporated, a
Virginia corporation.

              "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

              "CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date, (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's or Moody's, (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor's or at least P-1 from Moody's, (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95 % of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either Standard & Poor's or Moody's.

              "CHANGE OF CONTROL" means (i)(a) the failure of Brown and ABS to own and control collectively 100% of the Membership Interests of Borrower, or
(b) either of Brown or ABS shall assign, delegate, encumber or otherwise transfer or agree to assign, delegate, encumber or otherwise transfer in any manner or to any extent, any of its rights or obligations as a Member (in each case, other than as permitted under Section 8.1), or (ii) the failure of Brown to be the Manager of Borrower other than because of Brown's death or incapacity. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

              "CLAIM" has the meaning set forth in Section 5.9 hereof.

              "COLLATERAL" means, collectively, all real and personal property securing the Obligations pursuant to the Security Documents in accordance with the terms thereof.

              "COLLATERAL ASSIGNMENT OF CONTRACTS" means the Collateral Assignment of Contracts substantially in the form of Exhibit G annexed hereto.

              "COMMITMENT PERIOD" means the period from and including the date hereof to, but not including the Maturity Date or such earlier date in which Lender's obligation to make any Loans under this Agreement shall terminate as provided herein.

              "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended, including as amended by the Telecommunications Act of 1996, and the rules, regulations and policies promulgated thereunder, as from time to time in effect.

              "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit A annexed hereto delivered to Lender by Borrower pursuant to
Section 3 hereof.

              "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under any interest rate swap, hedge, cap, collar or similar agreement. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

              "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Stock issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

              "CONVERSION CONSENT" means any Final Order approving Lender's conversion of the Loan into Membership Interests pursuant to Section 8.1, in form and substance satisfactory to Lender.

              "CONVERSION DATE" has the meaning set forth in Section
8.1 hereof.

              "CONVERSION EVENT" means the date on which all of the following shall have occurred or shall be occurring contemporaneously: (i) the Rich Acquisition shall have been completed, and (ii) all transactions contemplated pursuant to that certain SFX Contribution Agreement dated of even date herewith between Borrower, Lender and the other parties thereto (the "SFX CONTRIBUTION AGREEMENT") shall have been completed.

              "DEED OF TRUST" means a Deed of Trust substantially in the form of Exhibit G annexed hereto

              "DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

              "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

              "ERISA AFFILIATE", as applied to any Person, means (i) any corporation which is, or was at any time, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that

Person is, or was at any time, a member, (ii) any trade or business (whether or not incorporated) which is, or was at any time, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is, or was at any time, a member, and (iii) any member of an affiliated service group within the meaning of
Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time, a member.

              "ERISA EVENT" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation), (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan, (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (iv) the withdrawal by Borrower or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA, (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (vi) the imposition of liability on Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (vii) the withdrawal by Borrower or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section

4041A or 4042 of ERISA, (viii) the occurrence of an act or omission which could give rise to the imposition on Borrower or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (1) or 4071 of ERISA in respect of any Employee Benefit Plan, (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower or any of its ERISA Affiliates in connection with any such Employee Benefit Plan,
(x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

              "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is, or was at any time, maintained or contributed to by Borrower or any of its ERISA Affiliates.

              "ENVIRONMENTAL LAWS" means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower, or any of its properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss.9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. ss.1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss.6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. ss.1251 et seq.), the Clean Air Act (42 U.S.C. ss.7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss.2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss.136 et seq.), the Occupational Safety and Health Act (29 U.S.C. ss.651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. ss.11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

              "ENVIRONMENTAL LIABILITIES AND COSTS" shall mean all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and which relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Release, threatened Release, or the presence of a Hazardous Material.

              "ESCROW AGREEMENT" means that certain Escrow Agreement of even date herewith entered into by and among Lender, Borrower and the other parties signatory thereto.

              "EVENT OF DEFAULT" means any of the events set forth in
Section 7.1.

              "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

              "EXCLUDED ASSETS" means the Limited Partnership Interests and the distributions or proceeds related to such Limited Partnership Interests.

              "EXCLUDED LOAN AMOUNTS" means any Loan amount made by Lender to Borrower for working capital purposes under this Agreement for any given month in excess of $100,000. For the avoidance of doubt, Excluded Loan Amounts shall not include the Benchmark Loan and such other Loan amount used to pay off all amounts outstanding under the Signet Loan Agreement.

             "FACILITIES" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its predecessors or Affiliates but specifically not including the transmission tower currently used by radio station WKHK(FM).

              "FCC" means the Federal Communications Commission and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the date hereof.

              "FCC LICENSE" means any license, permit or other authorization issued by the FCC relating to the Stations.

              "FINAL ORDER" means, as of any date of determination with respect to any written action or consent by the FCC, such written action or consent which shall have been obtained and (A)(i) which shall not have been reversed, stayed, enjoined, annulled or suspended and (ii) for which the time for filing a request for administrative or judicial review or for instituting administrative review thereof sua sponte, shall have expired without any such filing having been made or action for such review sua sponte having been taken, or, in the event of such filing or review sua sponte, such filing or review sua sponte shall have disposed of favorably to confirmation of such written action or the grant of such consent and the time for seeking further relief or review with respect thereto shall have expired without any request or action for such further relief or review having been filed or taken or (B) Lender shall have notified Borrower that it has determined in its sole discretion that there is no reasonable basis for concluding that such written action or consent shall not become a final order (as provided in clause (A) hereof) in due course.

              "FINANCIAL STATEMENTS" means, for any period, the balance sheet of Borrower as at the end of such period and the related statement of income and the related statement of equity and cash flows of Borrower for such period and for the period from the beginning of the then current Fiscal Year to the end of such period, all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present the financial condition of Borrower as at the dates indicated and the results of operations and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

              "FISCAL YEAR" means the fiscal year of Borrower ending on December 31 of each calendar year.

              "FTC" means the Federal Trade Commission and the Antitrust Department of the Department of Justice and any successor governmental agency performing functions similar to those performed by the Federal Trade Commission or the Antitrust Department of the Department of Justice on the date hereof.

              "GAAP" means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

              "GOVERNMENTAL AUTHORITY" means any federal, state or local governmental authority, agency or court.

              "GOVERNMENTAL AUTHORIZATION" means any permit, license, authorization, plan, directive, consent, order or consent decree of or from any federal, state or local governmental authority, agency or court.

              "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto, (ii) any oil, petroleum, petroleum fraction or petroleum derived substance, (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iv) any flammable substances or explosives, (v) any radioactive materials, (vi) asbestos in any form, (vii) urea formaldehyde foam insulation, (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (ix) pesticides and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

              "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and (vi) obligations under non-compete agreements and all other obligations that would be properly classified as a liability on a balance sheet conforming with GAAP (other than current trade payables and current accrued expenses).

              "INDEMNIFIED PERSON" has the meaning set forth in
Section 5.9 hereof.

              "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

              "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Borrower of, or of a beneficial interest in, any Stock of any other Person (other than a Person that, prior to such purchase or acquisition, was a wholly-owned Subsidiary of Borrower), or (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Borrower to any other Person other than a wholly-owned Subsidiary of Borrower, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

              "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

              "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

              "LIMITED PARTNERSHIP INTERESTS" means the limited partnership interests that Borrower owns in the Rich Partnerships.

              "LMA" means any joint sales agreement, advertising sales agreement, time brokerage agreement, local marketing agreement or similar arrangement to which Borrower is a party (whether originally or pursuant to an assignment).

              "LOAN DOCUMENTS" means (i) this Agreement, (ii) the Note, and
(iii) the Security Documents.

              "LOANS" means the revolving credit loans which may be made by Lender to Borrower from time to time under the terms of this Agreement.

              "MANAGER" means Brown, or any other person designated by the Members from time to time to manage Borrower.

              "MANAGER'S CERTIFICATE" means a certificate executed by the Manager or, if the Members have not designated a Manager, a certificate executed by any Member, in form and substance satisfactory to Lender.

              "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

              "MASTER AGREEMENT" means that certain Master Richmond Station Group Agreement of even date herewith entered into by and among Lender, Borrower and each of the other parties signatory thereto.

              "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or (ii) the impairment of any material portion of the Collateral or the ability of Borrower to perform in any material respect, or of Lender to enforce, the Obligations; provided, however, so long as Borrower has not breached this Agreement through waiving any material rights that it has under the Benchmark Acquisition Documents or Borrower has not taken any actions or omitted to any actions under any of the Benchmark Acquisition Documents which are willfully or grossly negligent, Material Adverse Effect shall not include or be caused by the poor performance (financial or otherwise) of the Benchmark Stations.

              "MATERIAL CONTRACT" has meaning assigned to it in
Section 4.5.

              "MATURITY DATE" means the earlier of (i) May 29, 1998, or (ii) the date on which the Loan and other Obligations are declared immediately due and payable in accordance with Section 7.2.

              "MEMBER" has the meaning assigned to it in the Operating Agreement.

              "MEMBERSHIP INTEREST" has the meaning assigned to it in the Operating Agreement.

              "MOODY'S" means Moody's Investors Service, Inc., or any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

              "MULTIEMPLOYER PLAN" means a "multiemployer plan", as defined in
Section 3(37) of ERISA, to which Borrower or any of its ERISA Affiliates is contributing, or ever has contributed, or to which Borrower or any of its ERISA Affiliates has, or ever has had, an obligation to contribute.

              "NOTE" means that certain Convertible Grid Note of even date herewith executed by Borrower, substantially in the form of Exhibit B attached hereto, and all renewals, amendments, restatements and replacements thereof.

              "NOTICE OF BORROWING" means a notice substantially in the form of Exhibit C annexed hereto delivered to Lender by Borrower pursuant to Section
2.1 hereof.

              "OBLIGATIONS" means all obligations of every nature of Borrower from time to time owed to Lender under the Loan Documents, whether for principal, interest, expenses, indemnification or otherwise.

              "OPERATING AGREEMENT" means the Operating Agreement of ABS Communications, L.L.C., dated as of April 29, 1996.

              "OPERATING LEASE" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real or personal) that is not a Capital Lease other than (i) any such lease under which that Person is the lessor or
(ii) any LMA.

              "OTHER TAXES" has the meaning assigned to it in Section
2.5.

              "PBGC" means the Pension Benefit Guaranty Corporation (or any successor thereto).

              "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

              "PERMITTED ENCUMBRANCES" means the following types of
Liens:

                      (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 5.3;

                      (ii) statutory Liens of landlords and Liens of carriers,
              warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                      (iii) Liens incurred or deposits made in the ordinary
              course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                      (iv)  any attachment or judgment Lien not
              constituting an Event of Default under Section 7.1;

                      (vi) easements, rights-of-way, restrictions, minor
              defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower;

                      (viii) Liens arising from filing UCC financing statements
              relating solely to leases permitted by this Agreement;

                      (ix) Liens of a collecting bank under Section 4-208 of the Uniform Commercial Code as in effect in the relevant jurisdiction; and

                      (x)      Liens related to the Excluded Assets.

              "PERMITTED LIENS" means Liens permitted pursuant to
Section 6.2.

              "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

              "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

              "RELATED DOCUMENTS" means the (i) Acquisition Documents and (ii) the LMAs.

              "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

              "RESTRICTED PAYMENT" means, with respect to any Person, (a) the declaration or payment of any dividend or distribution or the occurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of such Person's Stock, (b) any payment on account of the purchase, redemption, defeasance or other retirement of such Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly, or (c) any payment, loan, contribution, or other transfer of funds or other property to any stockholder, partner or member of such Person or any Affiliate of such stockholder, partner or member.

              "RETIREE WELFARE PLAN" means any Welfare Plan providing for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the Internal Revenue Code and at the sole expense of the participant or the beneficiary of the participant.

              "RICH ACQUISITION" means the acquisition by Borrower of the Rich Partnerships and the Rich Stations pursuant to the Rich Acquisition Documents and upon terms and conditions set forth herein.

              "RICH ACQUISITION DOCUMENTS" means all of the purchase agreements and related documents pursuant to which the Rich Acquisition is implemented or evidenced as more particularly described on Schedule 2 annexed hereto.

              "RICH ACQUISITION FCC CONSENT" means the initial written action or actions by the FCC approving the assignment of the FCC Licenses for each Rich Station to be acquired as part of the Rich Acquisition to Borrower in the manner contemplated by the Rich Acquisition Documents, in form and substance satisfactory to Lender.

              "RICH LMA" means that certain Local Marketing Agreement that may be entered into between the Rich Partnerships and Borrower with respect to the Rich Stations.

              "RICH PARTNERSHIPS" means ABS Richmond Partners, L.P., a Virginia limited partnership and ABS Richmond Partners II, L.P., a Virginia limited partnership.

              "RICH STATIONS" means, collectively, radio station WKHK(FM), licensed to Colonial Heights, Virginia and radio station WVGO(FM), licensed to Crewe, Virginia.

              "SECURITY AGREEMENT" means the Security Agreement to be executed and delivered by Borrower on the date hereof, substantially in the form of Exhibit D annexed hereto, as the same may be amended, supplemented or otherwise modified from time to time.

              "SECURITY DOCUMENTS" means the Security Agreement, the Deed of Trust, the Collateral Assignment of Contracts, mortgages, security agreements, pledge agreements, assignments, licenses, landlord consents and releases and all other instruments or documents (including, without limitation, UCC-1 financing statements, fixture filings or similar documents required in order to perfect the Liens created by the Security Documents) delivered by Borrower or any other Person pursuant to this Agreement and the other Loan Documents to grant to Lender Liens to secure the Obligations.

              "SIGNET LOAN AGREEMENT" means that certain Promissory Note, dated as of May 28, 1996 by and among Jacob Brown, Kenneth A. Brown and Signet Bank, as assigned to the LLC pursuant to that certain Assignment dated April 29, 1996.

              "STANDARD & POOR'S" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., or any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

              "STATIONS" means the Rich Stations and the Benchmark
Stations.

              "STOCK" means all membership interests, shares, options, warrants, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

              "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

              "TAXES" means taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender by the United States of America or the jurisdiction under the laws of which Lender is organized, or in each case, any political subdivision thereof; provided, however, neither Taxes nor Other Taxes shall include any item that is based on income, profits or gains or is in lieu of such tax.

              "TERMINAL DATE" means December 31, 1997 or such other date the parties may mutually agree.

              "WELFARE PLAN" means any welfare plan, as defined in Section 3(1) of ERISA, which is maintained or contributed to by Borrower or any ERISA Affiliate.

1.2 ACCOUNTING TERMS: UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements required to be delivered by Borrower to Lender shall be prepared in accordance with GAAP as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in Section 4.4.

                                   SECTION 2.
                                    THE LOAN

2.1 NOTE; PROCEDURE FOR BORROWINGS; PREPAYMENT.

              a. Subject to the terms and conditions hereof, Lender hereby agrees to make Loan(s) to Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time not to exceed the amounts necessary to fund Borrower's obligations hereunder and under the Master Agreement.

              b. Borrower may borrow under the Note during the Commitment Period on any Business Day; provided, Borrower shall give Lender irrevocable Notice of Borrowing (which notice must be received by Lender before 1:00 P.M., New York City Time) signed by the Chief Financial Officer of Borrower. Lender agrees to fund in accordance with such notice as expeditiously as practicable but in no event later than three (3) Business Days after receipt of such notice; provided, in any thirty (30) day period, Lender agrees to fund (only once during such thirty (30) day period) within one (1) Business Day after receipt of a Notice of Borrowing, so long as the requested amount does not exceed two hundred and fifty thousand dollars ($250,000). Borrower may not prepay the Loans before the Terminal Date without the prior consent of Lender.

              c. On the date hereof, Borrower shall execute and deliver to Lender a Notice of Borrowing and a Note substantially in the form of Exhibit B annexed hereto. Lender agrees to make, on the date hereof, an initial loan in the amount requested and Lender is hereby authorized to record the date and amount of such initial Loan and each subsequent Loan made by Lender, and the date and amount of each payment or prepayment of principal thereof on the schedule annexed to and constituting a part of such Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure to make such notation shall not in any way limit, affect or modify the obligation of Borrower to repay any of its Obligations, or the rights of Lender to any amounts due under this Agreement or the Note.

2.2 INTEREST. Borrower shall not pay any interest on the Loans until the Terminal Date; provided, however, in the event the repayment of the Loans are accelerated for any reason pursuant to Section 7.2 (the "ACCELERATION EVENT"), Borrower shall pay interest on the Loans (i) from the date such applicable Loan was made to the Terminal Date (or, if applicable, the date such Acceleration Event shall have occurred) at a rate equal to the product of (A) 1/2 and (B) the sum of the prime rate of Citibank, N.A. on the date of such Acceleration Event plus 1% ("PRIME PLUS 1%") and thereafter until such time such Loan is fully repaid at a rate per annum equal to Prime plus 1%. All computations of interest shall be made by Lender and on the basis of a three hundred and sixty
(360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Each determination by Lender of the interest payable hereunder shall be conclusive and binding for all purposes, absent manifest error or bad faith.

2.3           PAYMENTS OF PRINCIPAL AND INTEREST.

              a. Borrower shall pay in full all outstanding principal under the Loans on the Maturity Date.

              b. In the event Borrower is required to pay interest on the Loans under Section 2.2, Borrower shall pay all accrued interest within thirty (30) days after the event causing the interest to accrue, and then monthly thereafter until the Maturity Date.

              c. All payments by Borrower of principal, interest, fees and other Obligations hereunder and under the Note shall be made in Dollars in same day funds, free of any restriction or condition, and delivered to Lender not later than 12:00 Noon (New York City Time) on the date due. Funds received by Lender after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

2.4 USE OF PROCEEDS. Borrower shall use the proceeds of the Loans for Borrower's obligations as they arise under the Master Agreement, including, without limitation, (i) to pay off all amounts outstanding under the Signet Loan Agreement, (ii) for the payment of reasonable costs and expenses of the Benchmark Transactions that are payable by Borrower, (iii) payment of reasonable costs and expenses under the Benchmark TBA, (iv) to finance the working capital requirements of Borrower to operate the Benchmark Stations after the

Benchmark Acquisition (other than the $3.9 million that Borrower will incur to acquire the Rich Stations from any Person other than Lender (or if from Lender not as part of this Agreement)), (v) to finance the working capital requirements of Borrower under the Rich LMA, if applicable and (vi) to finance the acquisition of the Rich Stations (each a "PERMITTED USE").

2.5 TAXES.

              a. Any and all payments by, or on behalf of, Borrower hereunder or under the Note or any other Loan Document, shall be made, in accordance with this Section 2.5, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note or any other Loan Document to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

              b. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "OTHER TAXES").

              c. Borrower shall indemnify and pay, within ten (10) days of demand therefor, Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.5) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.

              d. Within thirty (30) days after the date of any such payment of Taxes or Other Taxes, Borrower shall furnish to Lender, the original or a certified copy of a receipt evidencing payment thereof.

                                   SECTION 3.
                            CONDITIONS TO THE LOANS

3.1 CONDITIONS TO INITIAL LOAN. The agreement of Lender to enter into this Agreement is subject to the satisfaction of the following conditions:

              a. This Agreement, the Note, the Security Agreement, the Deed of Trust and the Collateral Assignment of Contracts shall have been duly executed by Borrower and delivered to Lender and the security interest granted by the Borrower to Lender under the Security Documents shall constitute, to the extent permitted by law, a first priority perfected security interest in all of the assets of the Borrower other than the Excluded Assets;

              b. Lender shall have received such other documents, financing statements, instruments, certificates, opinions and agreements as Lender shall reasonably request in connection with the transactions contemplated by this Agreement;

              c. Lender shall have received a loan certificate signed by the Manager of Borrower, substantially in the form of Exhibit E attached hereto, including a certificate of incumbency with respect to each authorized signatory of Borrower, together with appropriate attachments which shall include, without limitation, the following (i) a copy of the Articles of Organization of Borrower certified to be true, complete and correct by the State Corporation Commission for the Commonwealth of Virginia, (ii) a true, complete and correct copy of the Operating Agreement and (iii) certificates of good standing from each jurisdiction in which Borrower does business;

              d. (i) Lender shall have received executed or conformed copies of the Related Documents and any amendments thereto as of the date hereof, the terms and conditions of which shall be in all respects satisfactory to Lender,
(ii) the Related Documents shall be in full force and effect and no term or condition thereof shall have been amended, modified or waived after the execution thereof, (iii) Borrower shall not have failed in any respect to perform any obligation or covenant required by the Related Documents to be performed or complied with by it on or before the date hereof (other than such failures of which Lender has actual knowledge), and (iv) Lender shall have received a Manager's Certificate from Borrower in form and substance satisfactory to Lender to the effect set forth in clauses (i), (ii) and (iii) above;

              e. The Benchmark Acquisition FCC Consent shall have been obtained and shall have become a Final Order;

              f. Borrower shall deliver to Lender a Manager's Certificate stating that (i) the Benchmark Acquisition has been duly approved, (ii) all actions necessary by it to consummate the Benchmark Acquisition have been taken (other than the payment of the purchase price which shall not exceed $14,500,000 and the conveyance of the appropriate assets) and (iii) Borrower will proceed to consummate the Benchmark Acquisition immediately upon the making of the initial Loan on the Closing Date. The Benchmark Acquisition shall become effective in accordance with the Benchmark Acquisition Documents without any variation therefrom (other than immaterial variations), except as disclosed to Lender;

              g. Borrower shall have delivered copies of any environmental audit reports delivered in connection with the Benchmark Acquisition and all other environmental information and reports (other than immaterial environmental information and reports) received in connection therewith to Lender;

              h. The assets of the Benchmark Stations shall be free and clear of all Liens (other than Permitted Liens) and all assets and liabilities assumed by Borrower pursuant to the Benchmark Acquisition Documents and the transactions contemplated thereby shall be acceptable to Lender;

              i. (i) No event which would constitute an Event of Default or Default (after giving effect to the making of the Loan on the Closing Date) shall have occurred and be continuing, (ii) the representations and warranties in Section 4 shall be true, correct and complete in all material respects,
(iii) since April 29, 1996, no Material Adverse Effect shall have occurred,
(iv) no litigation, inquiry or other action and no injunction or restraining order shall be pending or threatened with respect to the making of the Loan hereunder or the transactions contemplated hereby, and (v) Borrower shall have delivered to Lender a Manager's Certificate to such effect, in form and substance reasonably satisfactory to Lender;

              j. Borrower shall have delivered to Lender a Compliance Certificate, dated as of the Closing Date and calculated to give effect to the funding of the Loan under this Agreement, demonstrating compliance with the covenants set forth in this Agreement as of the Closing Date; and

              k. Lender shall have received originally executed copies of the favorable written opinions of each of the counsel referred to in the Benchmark Acquisition Documents, dated as of the Closing Date, and each such opinion of counsel shall state that Lender is entitled to rely thereon.

              l. Lender shall have received originally executed copies of one or more favorable written opinions, dated as of the date hereof, of LeClair Ryan, counsel for Borrower, in form and substance reasonably satisfactory to Lender and its counsel.

              m. Borrower shall have certified to Lender that the Loan will be for a Permitted Use.

              Lender agrees to act reasonably and diligently in exercising Lender's rights under this Section 3.1.

3.2 CONDITIONS TO EACH OTHER LOAN. The agreement of Lender to make any other Loans requested to be made by it on any date after the date hereof is subject to the satisfaction of the following conditions as of the date such Loan is requested to be made:

              a. Each of the representations and warranties made by Borrower, in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent a representation or a warranty made by Borrower which specifically relates to an earlier date;

              b. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan requested to be made on such date; and

              c. There shall not have occurred any change, or development or event which could reasonably be expected to have a Material Adverse Effect.

              d. Borrower shall have certified to Lender that the Loan will be for a Permitted Use.

                                   SECTION 4.
                   BORROWER'S REPRESENTATIONS AND WARRANTIES

              In order to induce Lender to enter into this Agreement and to make the initial Loan on the Closing Date, Borrower represents and warrants to Lender that, as of the date hereof (after giving effect to the Benchmark Acquisition) the following statements are true, correct and complete:

4.1 EXISTENCE; COMPLIANCE WITH LAW. Borrower (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, (b) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted and to enter into the transactions contemplated by this Agreement,
(c) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, (d) is in compliance with the Operating Agreement and its Articles of Organization and (e) is in compliance with all rules and regulations of the FCC and the terms of all FCC Licenses, and is in compliance in all material respects with all other applicable provisions of law.

4.2 EXECUTIVE OFFICES; COLLATERAL LOCATIONS; CORPORATE OR OTHER NAMES. The current locations of Borrower's executive office, principal place of business, corporate offices, all warehouses and premises within which any Collateral is stored or located, and the locations of all of Borrower's records concerning the Collateral are set forth in Schedule 4.2 and, except as set forth in
Schedule 4.2, such locations have not changed during the preceding 12 months. During the prior five (5) years, except as set forth in Schedule 4.2, Borrower (or any of its predecessors in interest) has not been known as or used any corporate, fictitious or trade name.

4.3 POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance by Borrower of the Loan Documents and the creation of all Liens provided for herein and therein (a) are within Borrower's power, (b) have been duly authorized by all necessary action by Borrower under applicable law and under the Operating Agreement and its Articles of Organization, (c) are not in contravention of any provision of the Operating Agreement or Borrower's Articles of Organization,
(d) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality, (e) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound, (f) will not result in the creation or imposition of any Lien upon any of the property of Borrower other than those in favor of Lender, all pursuant to the Loan Documents, and (g) do not require the consent or approval of any Governmental Authority or any other Person, all of which will have been duly obtained, made or complied with before the date hereof and which will be in full force and effect as of the date hereof. At or prior to the date hereof, each of the Loan Documents to which Borrower is a party shall have been duly executed and delivered for the benefit of or on behalf of Borrower, and each shall then constitute a legal, valid and binding obligation of Borrower to the extent it is a party thereto, enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting creditors' rights and to equitable principles of general applicability.

4.4 FINANCIAL STATEMENTS AND PROJECTIONS. Borrower has delivered the Financial Statements for the period ended October 31, 1996 and projections identified in Schedule 4.4.

4.5 CONDUCT OF BUSINESS; MATERIAL CONTRACTS. Borrower is engaged only in the businesses permitted to be engaged in pursuant to Section 6.9 and is conducting its business in accordance with the provisions of Section 6.9. Borrower holds all licenses (including, without limitation, FCC Licenses), permits, franchises, certificates of authority, or any waivers of the foregoing that are necessary to permit it to conduct its businesses as now conducted or to be conducted and to hold and operate its properties. All such licenses, permits, franchises, certificates of authority, and waivers are valid and in full force and effect. Schedule 4.5 contains a complete list, as of the date hereof, of each contract, agreement, arrangement or understanding to which Borrower is a party or any of its assets are bound, except for those time sales agreements which (i) are on Borrower's standard form, (ii) are terminable by Borrower within thirteen (13) weeks or less notice without penalty, and (iii) provide for annual payments of fifty thousand dollars ($50,000) or less (each a "MATERIAL CONTRACT"); provided, Lender acknowledges that the tower for the WKHK(FM) radio station is not owned by the Rich Partnerships.

4.6           SUBSIDIARIES.  Borrower has no Subsidiaries.

4.7 FCC AND STATION MATTERS. Upon and following consummation of each Acquisition, each of the following representations and warranties will be true, correct and complete in all respects (other than such inaccuracies which are immaterial):

                      (i) Schedule 4.7(a) annexed hereto correctly describes each of the radio broadcast stations owned by Borrower.

                      (ii) Borrower has duly filed in a timely manner all
              filings which are required to be filed by Borrower under the Communications Act and is in all respects in compliance with the Communications Act, including, without limitation, the rules and regulations of the FCC relating to the broadcast of radio signals. Borrower owns or has valid leasehold interests in all property necessary to operate in compliance with the Communications Act the Stations Borrower has acquired in such Acquisition.

                      (iii) Schedule 4.7(b) annexed hereto correctly sets forth
              each of the LMAs for Borrower and sets forth the termination date, if any, of each such agreement and the amounts payable or receivable thereunder. Each such LMA is in full force and effect and Borrower is in substantial compliance therewith. Other than as contemplated in connection with the exercise by Borrower of any option to acquire any radio station which is the subject of such LMA, no event has occurred which permits, or after notice or lapse of time would permit, the early termination of any such LMA, and Borrower has no knowledge of any fact or circumstance which is likely to result in the non-renewal of any LMA.

4.8 REAL PROPERTY. Borrower does not own any interest in real property other than the real property identified in Schedule 4.8.

4.9 PERSONAL PROPERTY LIENS. Upon the filing of Uniform Commercial Code financing statements naming Borrower as "debtor", naming Lender as "secured party" and describing the Collateral (as defined in the Security Agreement) in the filing offices set forth in Schedule 4.9 hereto, the security interests in such Collateral granted to Lender will, to the extent a security interest in such Collateral may be perfected by filing Uniform Commercial Code financing statements, constitute valid and perfected security interests therein prior to all other Liens. The Collateral has been duly and validly pledged to Lender pursuant to the Security Agreement and the Deed of Trust and the Security Agreement and the Deed of Trust create in favor of Lender a valid, perfected first priority security interest in the Collateral as security for the Obligations subject to no equal or prior security interest.

4.10 NO MATERIAL ADVERSE CHANGE: NO RESTRICTED PAYMENTS. Since April 29, 1996, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Except as set forth on
Schedule 4.10, Borrower has not directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so.

4.11 TITLE TO PROPERTIES: LIENS. Borrower has (a) good, sufficient and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good title to (in the case of all other personal property), all of its properties and assets reflected in the financial statements referred to in
Section 4.4, except for assets disposed of since the date of such financial statements in the ordinary course of business. Except for Permitted Liens, all such properties and assets are free and clear of Liens.

4.12 LITIGATION. There are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Borrower) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, including, without limitation, the FCC, pending or, to the knowledge of

Borrower, threatened against or affecting Borrower or any property of Borrower other than those listed on Schedule 4.12.

4.13 PAYMENT OF TAXES. Except to the extent permitted by Section 5.3, all tax returns and reports of Borrower required to be filed by, or on behalf of, Borrower have been timely filed, and all taxes, assessments, fees and other governmental charges upon Borrower and upon its properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. There is no proposed tax assessment against Borrower or any of its Members which is not being actively contested by Borrower or such Member in good faith and by appropriate proceedings.

4.14 RESTRICTIONS; NO DEFAULT. No Contractual Obligation, lease, agreement, instrument or other document to which Borrower is a party or by which it or any of its properties or assets is bound or affected and no provision of the Operating Agreement, Borrower's Articles of Organization, applicable law or governmental regulation has resulted in or will result in a Material Adverse Effect. Borrower is not subject to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Borrower is not in default and, to Borrower's knowledge, no third party is in default, under or with respect to any Contractual Obligation, lease, agreement, instrument or other document to which Borrower is a party, or any final judgment, writ, injunction, decree, rule or regulation of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, by which Borrower or any of its properties or assets is bound, which default could result in a loss or liability to Borrower in excess of $100,000. No Default has occurred and is continuing.

4.15 GOVERNMENTAL REGULATION. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.16 SECURITIES ACTIVITIES. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

4.17 EMPLOYEE BENEFIT PLANS.

         a. Borrower and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.

         b. No ERISA Event has occurred or is reasonably expected to occur.

         c. Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of Borrower or any of its ERISA Affiliates.

         d. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $25,000.

4.18 ENVIRONMENTAL MATTERS. Except for routine operations in the ordinary course of business in compliance with applicable permits issued by a Governmental Authority, each Facility is free of any Hazardous Material and Borrower has not caused or suffered to occur any Release at, under, above or within any Facility. There are no existing or potential Environmental Liabilities and Costs of Borrower of which Borrower, after due inquiry, has knowledge, which could result in liability to Borrower in excess of $100,000. Except as set forth on Schedule 4.18, Borrower is not involved in operations which could lead to the imposition of any material Environmental Liabilities and Costs on it, or any owner of any premises which it occupies, or any Lien securing the same under any Environmental Law.

4.19 VENTURES AND OUTSTANDING STOCK. Borrower is not engaged in any Joint Venture with any other Person. Except as set forth in Schedule 4.19, there are no outstanding rights to purchase options, warrants or similar rights or agreements pursuant to which Borrower or any Member may be required to issue, sell or purchase any Membership Interests, Stock or other equity security. Schedule 4.19 sets forth, as of the date hereof (and as of the Benchmark Loan date, if applicable), the name and description of each of Borrower's Members, the percentage interest of each such Member in the profits of Borrower and the percentage voting rights of each such Member in Borrower.

4.20 LABOR MATTERS. There are no strikes or other labor disputes against Borrower that are pending or, to Borrower's knowledge, threatened. Hours worked by, and payment made to, employees of Borrower have not been in violation of the Fair Labor Standards Act or any other material applicable law dealing with such matters. All payments due from Borrower on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Borrower. Except as set forth in Schedule 4.20, Borrower has no obligation under any collective bargaining agreement, management agreement, or any employment agreement, and a correct and complete copy of each agreement listed on Schedule 4.20 has been provided to Lender. There is no organizing activity involving Borrower pending or, to Borrower's knowledge, threatened by any labor union or group of employees.

4.21 INSURANCE. Borrower maintains, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. Attached as Schedule 4.21 hereto is a complete and accurate description of all policies of insurance of Borrower that will be in effect as of the date hereof (and as of the Benchmark Loan Date, as applicable).

4.22 DISCLOSURE. No information contained in this Agreement, the other Loan Documents, the Financial Statements or any written statement furnished by or on behalf of Borrower, any Member of Borrower, or any Affiliate thereof pursuant to the terms of this Agreement or any other Loan Document, which has previously been delivered to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. With respect to all business plans and other forecasts and projections furnished by, or on behalf of, Borrower and made available to Lender relating to the financial condition, operations, business, properties or prospects of Borrower (a) all facts stated as such therein are true and complete, (b) all facts upon which the forecasts or projections therein contained are based are true and complete in all material respects and no material fact was omitted therefrom, (c) all assumptions made on that basis are reasonable under the circumstances and are disclosed therein, and (d) the forecasts or projections are reasonably based on those facts and assumptions.


                                   SECTION 5.
                        BORROWER'S AFFIRMATIVE COVENANTS

              Borrower covenants and agrees that, until payment in full of the Loans and other Obligations (or until the exercise of the Conversion Option), unless Lender shall otherwise consent in writing, Borrower shall perform all covenants in this Section 5.

5.1 FINANCIAL STATEMENTS AND OTHER REPORTS. Borrower will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver to Lender:

                      (i) as soon as available and in any event within 30 days
              after the end of each month ending after the date hereof, copies of Borrower's Financial Statements for such month, together with the monthly sales reports and, if applicable, cash flow for such month of each Station as furnished to Borrower by each Station. In addition, Borrower shall cause the accountants who prepared any audited or unaudited Financial Statements relating to Borrower (or the Benchmark Stations) to consent to the use of such Financial Statements by Lender in its filings with the Securities and Exchange Commission as well as filing such auditor's consents with any such filing with the Securities and Exchange Commission. Concurrently with the delivery of such Financial Statements, Borrower shall deliver to Lender a certificate of Borrower's chief financial officer certifying that no Default under the Loan Documents has occurred and is continuing or specifying each such Default;

                      (ii) promptly upon their becoming available, copies of
              all information required to be filed by Borrower with the FCC and all press releases and other statements made available generally by Borrower to the public and all material FCC notices and correspondence received by Borrower;

                      (iii) promptly upon any officer of Borrower obtaining
              knowledge of any condition or event that constitutes an Event of Default or Default, or becoming aware that Lender has given any notice or taken any other action with respect to a claimed Event of Default or Default, a Manager's Certificate specifying the nature and period of existence of such event, change, Event of Default, Default, or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

                      (iv) promptly upon their becoming available, all copies
              of subscribed Arbitron rating reports with respect to the Stations, in a form agreed upon by Borrower and Lender; and

                      (v) with reasonable promptness, such other information
              and data with respect to Borrower or any of its Affiliates as from time to time may be reasonably requested by Lender.

5.2 CORPORATE EXISTENCE; COMPLIANCE WITH LAWS. Borrower will at all times (a) preserve and keep in full force and effect its legal existence and all rights, licenses and other authorizations, and franchises material to its business, (b) comply with all provisions of all franchises and licenses, all FCC Licenses, and all material agreements and leases to which it is a party, and shall suffer no loss or forfeiture thereof or thereunder and (c) comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (other than non- compliances which are immaterial).

5.3 PAYMENT OF TAXES AND CLAIMS. Borrower will, and will cause each of its Members to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims, including, without limitation, claims for labor, services, materials and supplies (other than immaterial claims) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, before the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

5.4 MAINTENANCE OF PROPERTIES; INSURANCE. Borrower will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses. Each such policy of insurance shall name Lender as the loss payee and additional insured, as applicable, thereunder, and shall provide for at least 30 days prior written notice to Lender of any modification or cancellation of such policy.

5.5 TAX TREATMENT. Borrower will take all reasonably necessary actions to ensure that Borrower is not taxable as a corporation for Federal income tax purposes and will take all reasonable actions to ensure that Borrower is not taxable as a corporation under any applicable law of any state or political subdivision thereof (other than any state or political subdivision which taxes all limited liability companies as corporations).

5.6 BOOKS AND RECORDS. Borrower shall keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of its financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements.

5.7 LITIGATION. Borrower shall notify Lender in writing, promptly upon learning thereof, of any litigation, Claim or other action commenced or threatened against Borrower, and of the institution against Borrower of any suit or administrative proceeding which (a) may involve an amount in excess of $100,000 individually or in the aggregate or (b) could have or result in a Material Adverse Effect if adversely determined.

5.8 ENVIRONMENTAL LAWS. Borrower shall comply with all Environmental Laws. Borrower shall promptly take any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations, except when, and only to the extent that, Borrower's liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by Borrower.

5.9 INDEMNITY. Borrower shall indemnify and hold Lender and its Affiliates, officers, directors, employees, attorneys and agents (each, an "INDEMNIFIED PERSON"), harmless from and against any and all suits, actions, costs, fines, deficiencies, penalties, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigations or defense, including those incurred upon any appeal) (each, a "CLAIM") which may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended under this Agreement or any other Loan Document or otherwise arising in connection with the transactions contemplated hereunder and thereunder, including any and all Environmental Liabilities and Costs and regardless of whether the Indemnified Person is a party to such Claim; provided, that Borrower shall not be liable for any indemnification to such Indemnified Person with respect to any portion of any such Claim which results solely from such Indemnified Person's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no member of Borrower shall have any personal liability to Lender except as provided in the Master Agreement and that Lender shall have no right to attach, liquidate or otherwise take any interest in the Excluded Assets or their proceeds. NEITHER LENDER NOR ANY OTHER INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY HERETO, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF

CREDIT HAVING BEEN EXTENDED UNDER THE LOAN DOCUMENTS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY.

5.10 ACCESS. Borrower shall, upon reasonable advance notice and during normal business hours (unless a Default shall have occurred and be continuing, in which event no notice shall be required and Lender shall have such access at any and all times) (a) provide access to Lender and any of its officers, employees and agents, as frequently as Lender determines to be appropriate to the properties and facilities of Borrower, (b) permit Lender and any of its officers, employees and agents to inspect, audit and make extracts from all of Borrower's records, files and books of account, and (c) permit Lender to conduct audits to inspect, review and evaluate the Collateral, and Borrower agrees to render to Lender at Borrower's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Borrower shall make available to Lender and its counsel, as quickly as practicable under the circumstances, originals or copies of all books, records, Member minutes, contracts, insurance policies, environmental audits, business plans, files, financial statements (actual and pro forma), filings with federal, state and local regulatory agencies, and other instruments and documents which Lender may request. Borrower shall deliver any document or instrument reasonably necessary for Lender, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for Borrower, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by Borrower. Borrower agrees to make available to Lender upon its reasonable request information and records prepared by its independent certified public accountants and its banking and other financial institutions.

5.11 FCC CONVERSION CONSENT FILING. Lender and Borrower shall use their reasonable best efforts (i) to file with the FCC, within twelve (12) days following the date of this Agreement, the requisite applications to obtain the Conversion Consent and (ii) to obtain the prompt grant of such applications.

                                   SECTION 6.
                         BORROWER'S NEGATIVE COVENANTS

              Borrower covenants and agrees that until payment in full of the Loan and other Obligations (or until the exercise of the Conversion Option), unless Lender shall otherwise consent in writing or unless otherwise permitted under the Master Agreement, Borrower shall perform all covenants in this
Section 6.

6.1 INDEBTEDNESS. Borrower shall not directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                      (i)   the Obligations;

                      (ii) Indebtedness existing on the date hereof and disclosed on Schedule 6.1;

                      (iii)  Contingent Obligations permitted by Section
              6.4;

                      (iv) Indebtedness in respect of Capital Leases; provided
              that such Capital Leases are permitted under the terms of Section 6.7; and

                      (v)       Liabilities related to the Excluded Assets.

6.2 LIENS. Borrower shall not directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except for the following:

                      (i)  Permitted Encumbrances;

                      (ii)  Liens granted pursuant to the Security
              Documents;

                      (iii) Liens securing Capital Leases permitted under Section 6.7;

                      (iv)  Liens existing on the date hereof and
              disclosed on Schedule 6.2; and

                      (v)       Liens related to the Excluded Assets.

6.3 INVESTMENTS; JOINT VENTURES. Borrower shall not directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

                      (i)  Investments in Cash Equivalents;

                      (ii)     as it relates to the Limited Partnership
              Interests; and

                      (iii) Investments contemplated by the Acquisition
              Documents in connection with any Acquisition.

6.4 CONTINGENT OBLIGATIONS. Borrower shall not directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

                       (i) Contingent Obligations with respect to transactions
              permitted pursuant to Section 6.6 (including, without limitation, any escrow deposits made in connection with the Acquisition);

                      (ii) Other Contingent Obligations existing as of the date hereof as set forth in Schedule 6.4; and

                  (iii)         As related to the Excluded Assets.

6.5 RESTRICTED PAYMENTS. Borrower shall not make any Restricted Payment to any Person; provided, however, so long as no Event of Default shall have occurred and be continuing, (i) Borrower may from time to time make distributions to each Member for payment of such Member's federal, state and local income tax liability in respect of the net income of Borrower in accordance with the Operating Agreement and (ii) Borrower may distribute to its Members at any time distributions from, or proceeds related to, the Excluded Assets.

6.6 RESTRICTION ON FUNDAMENTAL CHANGES: ASSET SALES AND ACQUISITIONS. Until such time Borrower has repaid in full all of the Loans or upon the occurrence of the Conversion

Event, Borrower shall not alter its corporate, capital or legal structure or amend or modify in any respect the Operating Agreement or its Articles of Organization or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or fixed assets, whether now owned or hereafter acquired (other than in the ordinary course of business), or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or Stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person or enter into any local management agreement, local marketing agreement, time brokerage agreement or similar arrangement with respect to any broadcast properties (including, without limitation, the Stations) except (i) in connection with any Acquisition and
(ii) Investments permitted pursuant to Section 6.3.

6.7 RESTRICTION ON LEASES. Except as set forth in Schedule 6.7, Borrower shall not become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any Operating Lease or Capital Lease.

6.8 TRANSACTIONS WITH AFFILIATES. Borrower shall not directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that are less favorable to Borrower than those that might be obtained at the time from Persons who are not an Affiliate.

6.9 CONDUCT OF BUSINESS. From and after the date hereof, Borrower shall not engage in any business other than (i) the business engaged in by Borrower on the date hereof, (ii) owning and operating the Benchmark Stations and holding of the FCC Licenses for the Benchmark Stations, (iii) performing under the Rich LMA, and (iv) any other activities agreed to by the parties hereto.

6.10 AMENDMENTS OR WAIVERS OF RELATED DOCUMENTS. Borrower shall not agree to any amendment to, or waive any of its rights under, any of the Related Documents, including without limitation, without obtaining the written consent of Lender to such amendment or waiver.

6.11 ERISA. Neither Borrower nor any ERISA Affiliate shall, without Lender's prior written consent, acquire any new ERISA Affiliate that maintains or has an obligation to contribute to a Pension Plan that has either an "accumulated funding deficiency," as defined in Section 302 of ERISA, or any "unfunded vested benefits," as defined in Section 4006(a)(3)(E)(iii) of ERISA in the case of any Pension Plan other than a Multiemployer Plan and in Section 4211 of ERISA in the case of a Multiemployer Plan. Additionally, neither Borrower nor any ERISA Affiliate shall (a) terminate any Title IV Plan where such termination could reasonably be anticipated to result in liability to Borrower,
(b) permit any accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA, to be incurred with respect to any Pension Plan, (c) fail to make any contributions or fail to pay any amounts due and owing as required by the terms of any Plan before such contributions or amounts become delinquent, (d) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan; (e) fail to provide Lender with copies of any Plan documents or governmental reports or filings, if reasonably requested by Lender, (f) fail to make any contribution or pay any amount due as required by Internal Revenue Code Section 412 or Section 302 of ERISA, (g) allow any ERISA Event or event described in Section 4062(e) of ERISA to occur with respect to any Title IV Plan, or (h) with respect to all Retiree Welfare Plans, allow the present value of future anticipated expenses to exceed $100,000 or fail to provide copies of such projections to Lender.

6.12 HAZARDOUS MATERIALS. Except as set forth in Schedule 4.18, Borrower shall not, and shall not permit any Person within its control (a) to cause a Release of Hazardous Material on, under, in or about any Facility, (b) to use, store, generate, treat or dispose of Hazardous Materials, except in compliance with the Environmental Laws, or (c) to transport any Hazardous Materials to or from any Facility, except in compliance with the Environmental Laws.

6.13 SALE-LEASEBACKS. Borrower shall not engage in any sale-leaseback or similar transaction involving any of its property or assets.

6.14 FISCAL YEAR. Borrower shall not shall change its Fiscal Year end from December 31 without the consent of Lender.


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
                                   SECTION 7.
                               EVENTS OF DEFAULT

7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "EVENT OF DEFAULT" hereunder:

              a. Borrower shall fail to make any payment in respect of any Obligations hereunder or under any of the other Loan Documents when due and payable or declared due and payable in accordance with the terms hereof or of the other Loan Documents;

              b. Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 2, Section 5 or Section 6 which is likely to result in a Material Adverse Effect;

              c. Any representation or warranty herein or in any Loan Document or in any written statement pursuant thereto or hereto, made by any Person (other than Lender) any report, financial statement or certificate made or delivered to Lender by Borrower shall be untrue or incorrect in any material respect as of the date when made;

              d. A case or proceeding shall have been commenced against Borrower or any Member, as the case may be, in a court having competent jurisdiction seeking a decree or order (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law,
(ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or Member or of any substantial part of its properties, or (iii) ordering the winding up, dissolution or liquidation of the affairs of Borrower or such Member and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding;

              e. Borrower or any Member (i) shall file a petition seeking relief under the Bankruptcy Code, or an application seeking dissolution of Borrower under any applicable federal, state or foreign bankruptcy or other similar law, (ii) shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or any Member or of any



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

substantial part of Borrower's or such Member's properties, (iii) shall fail generally to pay its debts as such debts become due, or (iv) shall take any corporate action in furtherance of any such action;

              f. Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms or Borrower shall so state in writing, or any Lien created under any Collateral Document shall cease to be a valid and perfected Lien having the first priority security interest in any of the Collateral purported to be covered thereby, provided such events are not caused by Lender's acts or omission;

              g. There shall occur a Change of Control (other than pursuant to the Master Agreement);

              h. Any FCC License (other than non-material auxiliary service licenses) relating to a Station shall be canceled, revoked, materially and adversely modified, terminated or finally denied renewal for any reason;

              i. (i) Borrower shall not receive (A) the Rich Acquisition FCC Consent before the Terminal Date, or Borrower shall fail to comply with the Rich Acquisition FCC Consent, or the Rich Acquisition FCC Consent shall be rescinded, shall no longer be in full force and effect, or the effectiveness thereof shall have been stayed by judicial proceedings, or the Rich Acquisition FCC Consent shall not have become a Final Order before the Terminal Date, or
(B) any other required consents to the consummation of the Rich Acquisition before the Terminal Date, including any required consent of the FTC (which may be evidenced by the expiration of any premerger notification waiting period),
(ii) Lender shall not receive the Conversion Consent before the Terminal Date, or (iii) the Rich Acquisition shall not be completed before the Terminal Date.

              j. Any breach or default (other than immaterial breaches or defaults) by any party to the Purchase and Sale Agreement (as defined in the Master Agreement) shall have occurred.

7.2 REMEDIES. Upon the occurrence of any Event of Default described in Section 7.1(d) or (e), the unpaid principal amount of the Loan and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any



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



kind, all of which are hereby expressly waived by Borrower. Upon the occurrence and during the continuation of any other Event of Default, Lender may, at its option, by written notice to Borrower, declare all or any portion of the amounts described in the preceding sentence to be, and the same shall forthwith become, immediately due and payable. Additionally, upon the occurrence of an Event of Default, Lender shall have all the rights and remedies granted to it under any Loan Document or under applicable law, including (subject to applicable FCC requirements, if any) all remedies of a secured party under the Uniform Commercial Code in any applicable jurisdiction. Notwithstanding the rights of Lender as set forth herein, Lender agrees that it shall not exercise its right to foreclose on any assets of Borrower until the Terminal Date other than in the event where Borrower shall have willfully and knowingly breached or caused an Event of Default under Section 7.1(b) or 7.1(c) or shall have intentionally and in bad faith attempted to prevent the consummation of any of the transactions contemplated in this Agreement.

7.3 EVOLUTION OF REMEDIES AND STANDARDS. The parties contemplate that Borrower may enter into the Rich LMA. Upon Borrower entering into the Rich LMA, Lender agrees that the standard for a Material Adverse Effect shall be related to all of the Stations as a whole.

                                   SECTION 8.
                               CONVERSION OF NOTE

8.1 CONVERSION. Simultaneously with the occurrence of the Conversion Event (the "CONVERSION DATE"), all Loan amounts, other than the Excluded Loan Amounts, outstanding hereunder (together with the contribution of the radio station assets under the SFX Contribution Agreement) shall automatically convert into Membership Interests in Borrower representing 96% of the Percentage Interest (as defined in the Amended and Restated Operating Agreement) in Borrower. Any Excluded Loan Amounts outstanding on the Conversion Date shall remain as an intercompany loan on the books of Borrower after the Conversion Date with commercially reasonably terms of repayment. Notwithstanding anything in this Agreement to the contrary, no such conversion into Membership Interests shall occur unless and until the Conversion Consent shall (i) have been obtained and
(ii) be in full force and effect at the time of such conversion.

8.2 CONVERSION DATE PROCEDURES. On the Conversion Date, Lender will surrender the Note to Borrower and furnish appropriate endorsements or transfer documents as required by Borrower; provided, in the event there shall be any Excluded Loan Amounts outstanding on the Conversion Date, Borrower shall execute a new promissory note in favor of Lender in such principal amount equal to the Excluded Loan Amounts which note shall bear interest at Prime plus 1% and which principal shall be amortized on commercially reasonable terms. On the Conversion Date, Borrower shall issue in Lender's name that percentage of Membership Interest as may be determined in accordance with the Amended and Restated Operating Agreement substantially in the form of Exhibit F hereto and, if such Membership Interests are certificated, deliver to Lender such certificates evidencing the Membership Interests. Additionally, on the Conversion Date, Borrower and Lender shall, and Borrower shall cause its Members to, execute such Amended and Restated Operating Agreement.

8.3 TAXES ON CONVERSION. On the Conversion Date, Borrower shall pay any documentary, stamp or similar issue or transfer tax due on the issue on its Membership Interests to Lender upon the conversion.

8.4 TERMINATION OF LOAN DOCUMENTS. Upon the completion of all matters set forth in Sections 8.2 and 8.3 above, this Agreement and the other Loan Documents and all of Borrower's obligations hereunder and thereunder (other than those obligations which expressly survive the termination of this Agreement), shall terminate, and Lender shall take such actions, at Borrower's expense, that are reasonably necessary to release Lender's Liens on and security interest in, the Collateral.

8.5 TERMINATION OF CONVERSION RIGHT. On and after the Terminal Date: (i) Lender shall have no further right to convert the Note to any equity interest in Borrower and (ii) Lender agrees to cooperate in good faith with Borrower until the Maturity Date in Borrower's solicitation of debt or equity to fund the transactions contemplated in the Acquisition Documents and the extinguishment of the Note.

                                   SECTION 9.
                                 MISCELLANEOUS

9.1 EXPENSES. Subject to Section 3(a) of the Master Agreement, Borrower agrees to pay promptly all the reasonable costs and expenses of Lender (including the reasonable fees, expenses and disbursements of counsel to Lender) in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loan and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by Borrower; provided, that any and all costs and expenses must be reasonable and Lender has loaned the amounts necessary to fund these costs and expenses under the Note. Borrower agrees to pay promptly, after the occurrence of an Event of Default, all reasonable costs and expenses, including attorneys' fees (including allocated costs of internal counsel) and reasonable costs of settlement, incurred by Lender in enforcing any Obligations of or in collecting any payments due from Borrower hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings; provided, all such amounts shall become part of the Note and will be due and payable in accordance with Sections 2.2 and 2.3.

9.2 AMENDMENTS AND WAIVERS. No amendment, modification, termination or waiver of any provision of this Agreement or of the Note, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of Lender.

9.3 INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

9.4 NOTICES. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to



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



have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex if received by 5 p.m. (local time) on a Business Day (or if not received by such time on a Business Day, the telefacsimile or telex shall be deemed received on the next Business Day), or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth below (or shall be such other address as may be designated by such Person in a written notice delivered to the other party hereto):

              If to Borrower:      ABS Communications, L.L.C.
                                   300 Arboretum Place
                                   Suite 590
                                   Richmond, VA 23236
                                   Attn: Kenneth A. Brown

              If to Lender:        SFX Broadcasting, Inc.
                                   150 East 58th Street
                                   New York, New York 10155
                                   Attention: Howard Tytel

9.5 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

              a. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loan hereunder.

              b. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 2.5, 5.9 and
9.1 shall survive the payment of the Loans and the termination of this Agreement.

9.6 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.7 MARSHALLING; PAYMENTS SET ASIDE. Lender shall not be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Lender or Lender shall enforce any security interests or exercise any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.8 SEVERABILITY. In case any provision in or obligation under this Agreement or the Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.9 HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.10 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT REGARD TO CONFLICTS OR CHOICE OF LAWS PRINCIPLES THEREOF.

9.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lender. Neither Borrower's rights nor obligations hereunder nor any interest therein may be assigned or delegated by Borrower without the prior written consent of Lender.

9.12 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST Borrower ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR

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



ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE COMMONWEALTH OF VIRGINIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT Borrower ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION. Borrower hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Borrower at its address provided in Section 9.4, such service being hereby acknowledged by Borrower to be sufficient for personal jurisdiction in any action against Borrower in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction.

9.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.14 COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Lender of written or telephonic notification of such execution and authorization of delivery thereof.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers hereunto duly authorized as of the date first written above.

BORROWER:                             ABS COMMUNICATIONS, L.L.C.


                                      By: /s/ Ken A. Brown
                                         ----------------------------------
                                         Name:  Ken A. Brown
                                         Title:


LENDER:                               SFX BROADCASTING, INC.


                                      By: /s/ Howard J. Tytel
                                         ----------------------------------
                                          Name:  Howard J. Tytel
                                          Title: Executive Vice President